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The following is a transcript of a company meeting held by Agios Pharmaceuticals, Inc. (the “Company”) on December 22, 2020 discussing the Company’s sale of its oncology business to Servier Pharmaceuticals, LLC.

Stacy Nobles: Not everyone is able to attend today, given the timing of this, so we will be recording it. It will get posted at some point, and with that, I’m actually going to go ahead and dive right in and turn it over to Melissa to kick us off today.

Introduction and Updates

Melissa McLaughlin

Chief People Officer, Agios Pharmaceuticals

Servier Transition

Transaction Vote

Okay, great. Thanks Stacy. Hi everyone. Before we begin, actually wanted to note what is on the next slide and the following, Stacy. There you go. So of course today we’re speaking to you as employees but also as stockholders. So I just wanted to note as stockholders, this is a reminder that the transaction that we are discussing will go to a vote and that you should look to the proxy coming next year for everything you need to know about that. And you’ll start to see this on communications probably already have coming from us again, as we go through this transition period leading in to the, to the shareholder vote. So just wanted to acknowledge that. Thanks. Thanks, Stacy. You can go to the next slide. Perfect. Thank you.

Update on Servier

So I’m going to start, today’s meeting with an update on what the announcement we made yesterday means for our people. So as we shared, 200 of you will be offered roles to join Servier. You saw that in yesterday’s announcement and we spent most of yesterday speaking to this group of people, providing updates on what we know now and what we expect to know as we move into 2021. And these discussions are continuing today in one-to-one in small group meetings. And of course, we are committed to supporting our team members as we go through this change.

Transparency

So we also want to provide transparency across the organization, and we’ll do this in a variety of different ways. You’ll see that today. We’re going to launch a page on our intranet that that shares communications from adios, as well as survey on the topic of this transition. And we’ll continue to provide new updates there as well as keeping a running list of questions so we can continue to work through getting answers on topics that we know matter most to people.

Roles within Servier

As it relates to people’s jobs and what they can expect, this is what we’ve shared. You can see it on the, on the slide here, but just some points to make. Everyone in this group of 200 will be offered roles to join Servier with comparable pay packages and benefits and Servier will present each person with a customised offer letter and more detailed information about benefits and their key programs in the next 60 days. Servier also plans to maintain all the positions in their current locations, geographic locations, including those that are remote.

Agios of Tomorrow	Tuesday, 22nd December 2020

No immediate changes

Importantly, as you would have heard yesterday and would’ve seen in messages, nothing changes immediately: reporting relationships team structure, projects, assignments, they remain the same. And so in keeping with that, for those that are eligible for the 20 track[?] performance cycle, the year-end process. People will still receive their performance review, their merit increase bonus and equity awards as expected. So we covered all of that yesterday, in addition to given the significance of this change and the work that we will continue to do together in 2021 and the importance of having a healthy transition. People that will be offered roles at Servier will also be eligible to participate in a retention program during the transition period. So again, this is information that, that we shared yesterday with the team. We’ll continue to discuss today and in the coming weeks and days with more information to follow, as I said on the intranet.

Servier’s Commitment

I want to make just two notes before I hand it over to Jackie. One, as I shared with a number of people yesterday, I’ve had the chance along with other LT members to interact with people on the Servier team over the past few weeks, and I’ve heard and seen their commitment to their people and to their patients. And I really think this is something that we absolutely share. So I want to highlight that.

Helping with Conflicting Emotions

I also want to acknowledge how much we are asking you to, to digest right now, how much possibly conflicting emotion there is in this moment. And I’m right there with you. For those of you who know me well, you’ll know that I am a fan of thinking about polarities, which is really how do you take two good things that sometimes are positioned in opposition to one another and try to hold them both try to get the best of those two good things.

Portfolio’s Full Potential

So as you can see on this slide, we really believe our singular focus on RGD. Along with Servier’s commitment to oncology will unlock the full potential we’ll hold the full potential of both portfolios. And so I think we can feel excited for the future and what that means. And at the same time sad about what this change means for us personally, or organizationally. And we want to help. As you think about this transition, we want to help hold all of these questions and feelings and opportunities with you. So again, we can realise the most from our RGD and from our oncology programs. And we really see that as the crux of the work that we need to do together as part of this transition. So want to acknowledge that. I’m sure I’ll be back up at Q&A. And I’m going to hand it over to Jackie now.

Agios of Tomorrow	Tuesday, 22nd December 2020

Looking Ahead

Jackie Fouse

Chief Executive Officer, Agios Pharmaceuticals

Doing our best

Conflicting emotions

Thank you, Melissa. Stacy, if you don’t mind going to the next slide. So hi everybody. I wish we were sitting together in our newly renovated cafeteria on the Sydney Street. I’m sorry that we’re not. I think many of the comments that Melissa just made are, would be wholly shared by our leadership team in terms of how we all feel you know, a set of conflicting emotions about where we are today, but we’re also totally aligned that this is the best way to take Agios forward in the best way to ensure that our oncology assets also go forward and with a view to optimising their impact on patients, and as difficult as it is to essentially you know, separate the company into two parts, we have done the best that we can, I think, to, to set all of our employees up for success in the future. So we’ll come back to some of that at the end.

Appreciation for your patience

I want to walk through the slides simply because I think the, the way we’ve laid out, the, how the pieces of this come together are very nicely reflected in the slides. And then just talking about it is also a really important after we get to the end and we go through some Q&A. So first of all, thank you for your patience with us, with respect to the timing of this. I’ll talk a little bit more about that at the end. These things are rarely situations where you can time them in some, you know, ideal way to match up with exactly how you would like to do it because there’s so many moving parts. But again, I’ll talk about that later. Also, thank you for your patience with us in terms of how we’d sequenced the communications.

Communicating in an effective away

We wanted to really focus yesterday on more of the individual and small group discussions. And so we held a company meeting for today. A lot of parties might have reversed those two things. There’s no right or wrong. We just have been really trying to think about the best way to communicate in the most effective way with all of you recognising that we aren’t going to make everybody happy on day one. So hopefully we’ll at least get you to an understanding for why we think this is the right way to go for Agios.

Inflection Point

Making the right decision

So we are at an inflection point with our company. I think that some of us have been watching how the situation evolves or living how the situation has evolved for us. And we’ll look at a little bit more, some of the reasons for that in just a moment. And we’ve been very attentive to trying to make sure that we are investing appropriately behind our programs, that we’re also responsive to the need to be efficient with how we do that. We’ve always been mindful of, and in fact, every choice that we’ve made over the history of our company has been with a view of trying to do the right thing for patients and the best that MI can do for patients with our science and the other resources that we have to support that.

Agios of Tomorrow	Tuesday, 22nd December 2020

Best strategic decision among many choices

So the reason why we’re at this inflection point and making the decision that we’re making today, and I just want to emphasise also that the strategic decision came first, the transactional decision then came second to support the strategy. And I’ll talk a little bit more about that at the end as well, in terms of how we ended up with this particular transaction and what some of the other choices were once we felt like we got to the strategic decision that we felt between myself, between the leadership team, between our board of directors was the best strategic decision that we could make for the company today. So we’re very proud of our progress we’re here because we have a lot of choices with respect to the opportunities that are ahead of us. And Melissa talked about polarities. We can also think about when you have lots of choices and maybe limited amounts of resources in terms of how you support those choices. You find yourself in life often not being able to do everything, and then sometimes you’d have to make a difficult decision.

Agios’ Strength

Leveraging our Oncology Team

So moving forward again, our focus patients, our employees, and our ambassadors, and we’ll talk through it a little bit more detailed how we address all of those constituents. As you know, we are moving forward with a singular focus on genetically defined diseases and at the same time, and we would not have done a transaction that we did not think would give our oncology portfolio the best chance at ongoing future success and the best chance to both continue to leverage the talents of our oncology team of people, as well as reach the maximum number of patients that our oncology assets are able to reach. So we came to this transaction because we think it is the best thing for those assets. We would not have done a transaction that was not in the best interest of patients, our employees and shareholders with respect to our oncology assets. And we’ll walk through that a little bit more in a moment as well. Next slide, please, Stacy.

Culture and Values

So with respect to our legacy all of you hopefully will appreciate how we do our strengths and our culture and our values. It’s the case that hematology from our inception and many of the people that have been involved with the company since its founding, since the early management teams and then all the way through, not everybody, but a lot of people have had a significant expertise and experience in hematology. We are now moving into a solid tumours. It happens that the largest in terms of number of patients is that we’re reaching and things like that. So far successes have been in the area of hematology and that has held, held true across both our cancer efforts. And now at least in the first wave of the therapies that we’re bringing forward outside of cancer in or outside of cancer efforts as well.

High levels of success since our founding

Next slide, please. All of you and all of those who have come before you who are no longer with the company have contributed to 12 years of amazing success. And there are other things that we could include on this slide. We’ve included the main high level of successes that we’ve had. And as we made our way through this process, and I’ve spoken with our founders, with David, with our board members, with other people who know the company well, and we go back to 2008 and the founding of Agios, Agios was founded with a view of unlocking the potential for the science of cellular metabolism to treat serious diseases. It is –David has often said to me, it was founded with a white sheet of paper. There wasn’t a sheet of paper that said, you have to do oncology for our story. You have to only do oncology.

Agios of Tomorrow	Tuesday, 22nd December 2020

Milestones

It was a white sheet of paper, and then fairly quickly out of the gate, and you can see some of the milestones highlighted on this slide, the team delivered on the concept of the potential application of IDH inhibitors and IDH mutant cancers. And then that became the focus of the company while other research continued to go on, but, and we moved really singularly quickly for oncology and for our industry and brought that science forward very rapidly, got fast approvals on phase one data and got very quick approvals for both IDHIFA and TIBOSVO and we all know how those products are doing so well in the commercial space today. Along the way, the, the team, again, leveraging the science of cellular metabolism also brought forward, or the science of TK activation, specifically TKR activation. And we know the story of how that has evolved over time as well. And we’re very proud of those efforts.

Different routes

It’s not out of the realm of possibility that those two things could have been reversed. It’s not out of the realm of possibility that the science couldn’t have taken us somewhere else, but this is where the science has taken us over time. And I think that that is one of the things that we’ve kept in mind when we look at where we are today and the opportunities that we’re seeing coming out of that scientific platform, the best way to take those opportunities forward. So we’re standing on the shoulders of significant success. And this is some of the data that we show fairly frequently both externally and internally. And we’re very proud of this and the totality of this data covers both our oncology as well as our non-oncology genetically defined disease, rare genetic disease efforts. Next slide please, Stacy?

Lucid at what we’re best at

So this one is an interesting one and I will you give me just a second because – Stacy to making my way through the build. It’s okay. This is an interesting, well, thank you. The, so again from that same unique research competency, and we really do believe that that is unique. And maybe when we get to Q&A, we can have Bruce make some comments as to how he sees that as well, since he’s been with us for about a year now, but one of the things that I think is important for companies as they evolve is to be very lucid about what we’re best at. We may have other ideas about what we’d like to be great at, but we should be very clear about what we’re best at, and then really stick with trying to leverage the capabilities that we have that are truly unique when you try to be all things to all people are all areas, you can dilute your efforts.

Bringing that mentality to every subject

And that’s one thing I think we need to keep in mind when you’re thinking about the way forward as well. So we took that science of dysregulated metabolism into oncology. We’ve taken it into rare genetic diseases and genetically defined diseases. And that has allowed us to develop a number of therapies, Stacy, if you don’t mind clicking there. And so you see some of those up here on the slide in terms of the indications that we have been able to go in.

Agios of Tomorrow	Tuesday, 22nd December 2020

Oncology Programs Updates

Developmental Challenges

Along the way in oncology, we went beyond IDH inhibition. We brought a molecule in for the DHODH mechanism, and then we’ve been pursuing the very interesting science of AG-270 and MAT2A inhibition. And in fact, there was a very interesting meeting yesterday related to the next generation MAT2A inhibitor molecule and the potential for that molecule, we’ve experienced some challenges as we would expect, as we would expect in cancer. We will experience challenges in any therapeutic category that we’re in, because we know that developing drugs is difficult, discovering drugs is difficult, and the pursuit of terrific science is difficult. And you learn things about the experiments that don’t work sometimes even more than you learn in the ones that do, but you learn from both of those things. And we all know this business, and we know what the probability of technical success is in this business. So we have been running our DHODH program, as you all remember back in April-May. We decided to pause that program, partly because of what we were seeing in the phase one trials in humans with respects to efficacy and tolerability. And we also on an ongoing basis constantly evaluate the evolving landscape around us and how any of our drugs will play a role for patients within that landscape.

Cancer Landscape

Since we need to play that role alongside a variety of other treatment regimens, which is great for patients, but then we have to be competitive with those other regimens and competitive yes, for financial reasons, but competitive also, because we want to bring therapies forward that really make a difference for patients. Our goal has never been to bring me too’s along. It’s never been to bring a therapy that people say, ah, that’s kind of, so, so compared to the other one and the cancer landscape, and this is also going to be true in genetically defined diseases, but the cancer landscape has evolved very significantly over the last decade, whether it’s the IO space, including checkpoint inhibitors, cell-based therapies and all small molecule therapies as well. So that’s the part of what we’re seeing with respect to the impact on our cancer pipeline. Stacy can you click again, you don’t mind?

AG-270

With AG-270, we continue to run those trials. We all know where we are with the combination arms of the trials that we’re running, and we have go/no go decisions pending on AG-270 and the potential for that molecule on a go forward basis. We also know that it’s going to be for any MAT2A inhibitor to ultimately make its way to patients in a commercial sense. It’s very likely going to need a pretty broad investment combinatorial strategies. And it could even be more than one combination that needs to be looked at to see how MAT2A inhibitors may best benefit the patient. So we have a significant risk here. We also take risks on to pursue the potential that our science may have for patients, and we just have to be very lucid about the risks that we have specifically in our oncology portfolio and the risks of drug development in oncology in general.

Agios of Tomorrow	Tuesday, 22nd December 2020

Rare Genetic Diseases

Mitapivat and AG-946

When we look at a rare genetic diseases in genetically defined diseases, the last year or two have really supported the rationale for our science in TKR activation, and we have a number of other things coming out of the research pipeline and we’ll talk about that in just a minute, and we’ve seen great success as we move forward with Mitapivat, with 946. We’ve also taken forward a molecule that didn’t work. Many of you will remember that, and that’s okay because not every molecule we take forward will work. And we learned something from that. It’s true in cancer. It will be true in rare genetic diseases and genetically defined diseases.

Blockbuster Product

That being said, Mitapivat now has clinical data and across three different series hemolytic anemias. We’re very proud of our accomplishments here. And in Mitapivat, we see a therapy that, as our first anchor[?] product, in genetically defined diseases can be a blockbuster potential product. And the importance of that is it generates resources more quickly than smaller commercial potential products to allow us to continue to reinvest in research and development and in a shorter timeframe become independent of having to go outside and bring money into support that.

Proud of our Successes

So from a relative standpoint, we’re very proud of all of our successes across both of these. And what we’ve seen over the last couple of years is relatively more evolving potential coming out of our rare genetic disease, genetically defined disease work from the same core capabilities in our research platform. Stacy, next. And the slide build is just designed to show that, and it’s a relative concept. It doesn’t mean there’s anything wrong with the efforts that we’ve been doing on either side or both sides. It’s a relative situation that we’ve seen that drives us to the inflection point that I talked about earlier.

Core Strengths and Competencies

Keeping our culture, no matter what

Next slide, please, Stacy. I don’t need to spend a ton of time on this, but the core strengths and competencies that you see highlighted here, as well as the key attributes of our culture and values are very powerfully rooted in audios. And those are things that we are going to keep in adios, no matter what, over the last couple of days, with the news of this announcement and everything that it implies, it may feel like we are not anchoring to all of those, but believe me, we are, it’s been a very difficult decision in some ways. At the same time, we know it’s the right decision for us today and for the future. And it’s the best decision that we can make at this point in time, because it’s going to accelerate the impact that we’re having for patients, both in oncology and rare genetic diseases and genetically defined diseases. But we are anchoring in all of the things that have made us Agios for the last 12 years will make us Agios for the next 12 years.

Focusing efforts

Oh, how does this accelerate our impact. Again, we have so many choices. We could dilute our efforts, or we can focus our efforts. I am a big believer in focus. I also sometimes use a couple of analogies that may or may not ring true. My sister is a professional pianist, and when we were growing up, we both played I think, three or four different instruments. And she always loved the piano when she played other things extremely well. But at some point, decided to spend her life playing the piano and educating about music. Often musicians, especially those that turn professional, could play several different instruments. They choose one at a certain point. Often athletes who may be very good as they’re growing up and

Agios of Tomorrow	Tuesday, 22nd December 2020

making their way through school at multiple sports, when they decide to keep taking that forward, either into college or into professional athletics, they make a choice. When you focus your efforts, you stand a better chance of being differentiated and unique and truly reaching the full potential that you have, particularly.

Focusing on Genetically Defined Diseases

And this is the case for most of us in a number of areas when there are exogenous constraints on the resources that you need in terms of how you’re going to ensure the success of your efforts on a go forward basis. So we believe the focus on genetically defined diseases and tapping into our full potential to reach the maximum number of patients with our science there is where we should focus our efforts in Agios. And this takes into consideration our view of our core capabilities, as well as some of the exogenous factors that we have to be realistic about, including the competitive landscape, every therapeutic category we go into is going to be competitive. That’s not what we’re saying, but our relative ability to effectively compete and bring the most differentiating therapies to patients that we can produce, we think is going to be favoured in genetically defined diseases.

Future of Agios

Servier’s early efforts in Oncology

At the same time, I’ll talk about the transaction particulars in just a second. We think that placing our oncology portfolio in the hands of Servier. It could have been some other company. However, the alignment of our respective complimentary strategic interests came together extremely well. As we went through a process to see what our options were with our oncology assets and where Servier is in their life. And they actually have had a very long life, but they’re in the very early stages of their efforts in oncology, it’s a top priority for them. They have resources, they value our assets and our people, and they are going – and they have a patient-centric philosophy. Our values line up extremely well. I think this company is going to do great things with our oncology assets, and I think they’re going to be very – they’re going to be a great employer for our people.

Position of strength

Next slide please. So we’re trying to do justice to all of our assets. We’ve shown this many times before. I don’t think I need to spend a ton of time in it, but our, when we are anchoring our decision from where we want to focus our efforts at Agios, we’re doing that on the basis of evidence that has been built up over time. It’s scientific evidence, it’s developmental clinical development success evidence. It’s all of our advocacy, medical affairs, early market preparedness, commercial efforts evidence. And some of that data is reflected up here. But we now, and particularly with the success of Mitapivat in the clinic over the last a couple of years, not the least of which is the activate trial positive readout. That’s the first phase three trial that’s carried out from [inaudible] kinase efficiency, we feel like we can take this step. So when the question comes up of why now we want to do this from a position of strength, because we feel like we have enough evidence to believe in our potential on a go-forward basis in genetically defined diseases. And we still have an oncology portfolio that is highly valued by someone else who can take it and do even more with it than we have been able to do with some of the resource constraints that we have had up to now.

Agios of Tomorrow	Tuesday, 22nd December 2020

Fact-based landscape

Next slide, please. Stacy. So this has been a fact-based landscape considered and all the things that you would hope and expect from us as senior leaders that we would have thought about as we went through this, despite the emotional aspect of it, despite the fact that we know the magnitude of what we’ve announced and what it means for Agios, we’re getting to an answer that we believe is the best answer that we can take to that on behalf of our patients and all of you.

Mitapivat

This is a view of Mitapivat and the pipeline. We like to talk about this drug, which is a phenomenal drug. Thank you to every single person who’s contributed to this over time. We have a pipeline with a product with this drug, and you can say how we’re able to come to market in a rare genetic disease, and then cascade with label expansions to reach a lot of patients who need these treatments, and they need more treatment choices. The diseases that we’re bringing this drug forward for have been under treated up to now, they are getting more treatment options, which is great. And the competitive landscape is heating up, but these – many of these diseases, and I think this will be the case for some time to come, still benefit from monotherapies. The evolution to combinatorial approaches for these diseases is going to come eventually, but it’s going to be the next wave after we bring more monotherapy treatments to these diseases in the first wave. But you can see why we’re very excited to have Mitapivat as our anchor drug in these efforts as we moved them forward.

Leveraging science across mechanisms

On the next slide, and this is also been something that’s evolved very significantly over the last couple of years, thanks to our RDS team Scott Biller’s past efforts and Bruce’s efforts over the last year with us. And this is just, this is extremely exciting. It’s so gratifying to see our science being leveraged across these mechanisms. These potential indications that you see on the slide. We have so many opportunities in front of us. We want to be able to do terrific things for the patients, with these diseases that you see listed on this slide. Many of these are highly undertreated, significant unmet medical need, and it’s this evolution in this portfolio that is also giving us confidence in the validity of the strategy to focus on genetically defined diseases on a go-forward basis and we see the need to be able to put our resources behind this so that when we can remain, we can meet the needs of a significantly greater number of patients with relatively more differentiated therapies than potentially what we’re able to do in cancer.

Pursuing Excellence and Financial Independence

Next slide, please. So this just summarises that the drive behind making this decision is, and to pursue excellence in everything that you do both professionally and personally, I’m a big believer that you have to evolve as circumstances evolve around you. If you don’t, you may not realise the full potential of your efforts and the assets and capabilities that you have. So we are trying to realise optimal patient impact, accelerate what our science and our talented people can do for patients, and we’re working toward achieving financial independence, not just because we want to say we’re financially independent. We want to be able to achieve that and we’ve seen some challenges in that regard over the last couple of years, because of our dependence on the external capital markets. We want to be able to achieve that independence so that we can generate our own resources by generating positive cash flows,

Agios of Tomorrow	Tuesday, 22nd December 2020

and then we can invest heavily behind the programs that are the top priority for us and move them fast and move them with the greatest degree of quality. And when you’re constantly dependent in this sort of vicious cycle on others, for, for those resources, it can impose significant constraints in terms of your ability to move quickly, to move with quality and the greatest number of patients.

Achieving our Potential

So with that next slide, please, Stacy, in terms of achieving our potential, we believe that the focus and the transaction together that we announced yesterday are going to allow us to do the most that we can do with our Agios assets and our talented teams of people in both oncology and non-oncology so across both of those spaces, we think we’re doing the right thing for patients. We’re doing the right thing for our employees, and we’re doing the right thing for our shareholders, who we do need over time to be supportive, like it or not because we’re a publicly held company.

Looking at all options

Next slide, please. So we’re trying to do the best that we can for both in terms of our oncology assets, and I said this earlier, once we came to the strategic decision to focus on genetically defined diseases, then we went through a fairly lengthy and very deliberative process to think about what is the best way to take our oncology assets forward? We looked at a variety of different options. We looked at partnering, we looked at different sorts of transactions. We canvased the landscape. We talked to at least 18 companies in a more formal or targeted way. And you’ll see some of that information laid out in the proxy statement when it’s available. We really tried to look at all of the options for what to do to make sure that our assets continue to be developed, invested in, that our people continue to be invested in and get to do the things that you love to do with respect to helping cancer patients and that we would reach the most patients possible in the full potential of our oncology assets. That’s how we ended up with this transaction with Servier.

Servier’s Strengths

They’re prioritising oncology. They prioritise people, they’re patient focused. They have a global, a significant global infrastructure so as our products and programs continue to deliver, there’s with them, a built-in existing infrastructure to get those products to patients in just about every country of the world with a company that’s got a long-standing history of a global footprint. So we’ve found the right owner for these assets, and this is an owner that appreciated the value of them, and then was willing to give us that value so that we can then take that – next slide, please – and put it behind our singular focus on genetically defined diseases and rare genetic diseases. So again, patients, people, shareholders in that order with the two of them almost being, you know, together because we care as much about you as we care about our patients. And we’ve had to balance a lot of different considerations here to try to get to the best answer that we can get to today, to do the best job that we can across all of our constituents for our two very unique portfolios.

Privilege from a position of strength

It’s not often that a company of our size has those two things and finds themselves in a position of being, you know, having the opportunity, frankly, to do this. It’s a privilege for us to be able to do this. It’s an opportunity and we want to do it from a position of strength today and not wait for potential changes that would places in a less strong position for either of our portfolios of assets.

Agios of Tomorrow	Tuesday, 22nd December 2020

Summary

Core values and key capabilities

Next slide please. Stacy. So with that, this just summarises we’re sticking to our core values are our key capabilities. We’re going to bring a singular focus of those to genetically defined diseases. We think it’s the right thing to do, and that’s going to allow us to achieve the things that we have articulated up here on the slide. I’m not going to go through every one of these, but again, it’s about doing the most that we can for patients, having terrific talent to support those and continuing to take our science forward in a way where we think we have relatively greater differentiation.

Emotional and difficult, but best solution

And I think I there’s one more slide that kind of wraps this up and then we’re going to go to questions and, and, Oh, that’s it. So we’re, again, we’re sticking with our core values. This is the best solution that we think we can come up with to satisfy patients, people, our shareholders, and take Agios into the next wave of the future. It’s difficult. It’s been a really difficult decision and it’s emotional. I will be emotional. So, but it’s the right thing to do. And you don’t avoid those difficult decisions just because they’re difficult. I mean, it’s … so I believe in this, it’s taken me – I’ve been looking at it probably longer than anybody else. I’ve been through it with our board. I’ve been through it with David Schenkein. It’s been emotional for all of us. The leadership team is fully behind this. They get emotional at times as well, but we’re convinced that we’re doing the right thing for you, we’re doing the right thing for our patients, and I hope that as we make our way through the surprise of this and communicate about it, we’re trying to be as communicative as we can, as transparent as we can. Excuse me.

Timing of transaction

I do want to address the timing issue a little bit before we get into some of your specific questions. And I know you have a lot of them, you know, with these, we frankly tried to move this as fast as we could while getting the best transaction for the transactional part of this that we could. In these situations, so, we had a goal to be a little bit sooner in this, so we wouldn’t be right on top of the holidays that we didn’t make that for all the right reasons, because we wanted to end up with the best setup for our colleagues who are going to go with our oncology assets. And I think from what Melissa talked about and what you’ll see have seen in the communications, what you’re going to see in the communications is what we’ve ended up in a situation where we have a very supportive situation for our employees that are going to go with our oncology assets.

So it was better to take the time to get to that solution as well as other aspects of the agreement with Servier, and then frankly, once you get one of these things done, we also thought about, is there a way to push the timing of this out later, and at a certain point, when you have agreement, you just need to sign and move on with your transaction. There can be risks associated with all sorts of things that can happen over time in these situations. So I do apologise that we’re right on top of the holidays and we tried to avoid that and we just simply could not do it. And again, this is a long-term strategic decision with the right transactional, with the right counterparty, I think for oncology assets. And we’re going to take this forward together, hopefully through a successful transition. And I just appreciate all of your efforts. And I also appreciate what you’re individually going through at the moment, so.

Agios of Tomorrow	Tuesday, 22nd December 2020

Q&A

Stacy Nobles: Thanks so much, Jackie. We are going to go ahead and open it up for Q&A. I do see a couple coming in now. We’re going to start with a question for Melissa. Melissa, people want to know what it means in terms of where they’ll be located in terms of working with Servier.

Melissa McLaughlin: Yeah, absolutely. So Servier, as we shared yesterday with folks, has a small location in the seaport of Boston. But they are actually, as part of transition services, and if there are questions about that, we can talk a little bit about that. I think Richa is on to speak to that. As part of our transition services agreement work that we’ll do with them, they’re actually going to be using some of our space at Agios, particularly the lab space as well as adjacent office space. So we’re working through those details with them for a set period of time. We’ll have that, and we’ve also, as part of these discussions, talked about how we’ve approached flexibility during this time with the pandemic. And they’ve taken a very similar approach. So we’re speaking about location, but that also will be part and parcel of the conversation around when we phase back into the office. Again, we’ll be sharing space.

Stacy Nobles: I know you mentioned Richa, I don’t know Richa, if you have anything to add there, you’re on mute and you’re probably double muted.

Jackie Fouse: Somebody also asked what TSA’s are, and that stands for transition services agreement, because we will have a transition period as we move things over, we will need to work very closely together between Servier and Agios. So we’ll have transition – Lee will – Richa is going to be the transition leader for the whole thing, but we will have people specifically working under what we’re going to call transition services agreement, and I’ll let Richa continue.

Richa Poddar: The only thing I was going to add to what Jackie just said is we will have an opportunity to have a kick-off meeting and just working out the details. The team is going to be receiving a note, asking for names to be included in that kick-off meeting. The goal is to have that right after we come back in the break, and then we have an opportunity to connect to the Servier [inaudible] bodies to ensure that this transition is as seamless as possible.

Stacy Nobles: Great, thank you so much. Jonathan, we’re getting a couple of stock related questions for you. What does it mean when you say that we’re going to be giving $1.2 billion back to shareholders?

Jonathan Biller: Sure. So that’s a good question. So there’s two general ways that you can return capital to shareholders. One is a dividend, right? And that would be an amount per share that’s paid to each shareholder, and then the other is share repurchases. And so there’s some meaningful differences. When you do a share repurchase, you’ll basically reducing the amount of your outstanding shares and so the shareholders who don’t sell and retain their shares have a higher proportionate interest in the future profitability and share appreciation of the company. And so in our case where we’re very bullish about where we think our share price can go, as we focus on GDD and continue to de-risk the Mitapivat program, particularly in the short run we see share price appreciation.

Agios of Tomorrow	Tuesday, 22nd December 2020

So if we’re returning, you know, if you look at today’s price, if we were to buy back shares, you know, at $42-43 a share, we have fewer shareholders as we have appreciation, they would – the appreciation for the remaining shareholders would be higher. You’re basically transferring value from those who sell to the ones who hold longer term. And so what we communicated yesterday was, you know, given our profile and our belief in the future, you know, our intent is to return that capital through a share repurchase rather than some kind of one-time or special dividend.

Jackie Fouse: There were a couple of other financial questions, I think, Stacy, do you want to just have him continue, including when will be cashflow positive and some things like that? I mean, I don’t – I’m not trying to jump into your moderation Stacy, sorry, but I thought maybe some of the financial questions could be together.

Stacy Nobles: Yeah. I think what let’s go back to those because there’s also a lot of some HR related things about severance and retention and jobs. You know, what’s happens after the transition. So, Melissa, I’m going to start there just in terms of, if people don’t accept the offer from Servier, are they eligible for severance?

Melissa McLaughlin: Yeah. So I’ll start by saying and we got this question yesterday, as well. Please remember that nothing changes right away. Everyone will remain an Agios employee until the transaction closes. And we encourage everyone to process this information, to ask questions, take the time to hear from Servier before making any decisions. We certainly understand, I understand, it may be tempting to make a quick decision, but we think it is worth it to learn more, to go through the offer process and consider the opportunity that this change can provide. So if people choose not to, once they’ve gone through that, accept the comparable offer provided, they won’t be able to stay with Agios and they’ll transition from the company and severance will not be included with that transition. And they’ll – Go ahead, Jackie.

Jackie Fouse: There was a question about redundancy and that you can have a layoff afterwards, I think just to go ahead and hit that one really quickly, this is a unique situation. Servier’s a large global company, but they’re building in oncology and they’re building in the US. They want our people and our assets because we are highly complementary to what they have. There’s no redundancy or little. There’s basically, and I’ve had this conversation with the president. They want all of you. They view our capabilities as high quality, unique, and so this is not the typical situation where somebody who’s well-established and larger in cancer comes along, takes up your assets and then lays your people off. It’s a very different situation. I believe that all of you are going to be able to contribute to building what is today for Servier a relatively nascent oncology business that they are able to put a lot of money behind and that they [inaudible] causing. So I think it’s, it’s very unique.

Stacy Nobles: Thank you. That was actually going to be my next question. So, perfect. Now let’s switch back over to some of the financial questions. Jonathan, in addition to the stocks, some people have asked first part is, is there a stock blackout period for Agios employees? And second part to that when we’re talking about financial independence, what does that mean? That could be for you and/or Jackie.

Agios of Tomorrow	Tuesday, 22nd December 2020

Jonathan Biller: Sure. Thanks, Stacy. So for the first one, there were certainly some people who are working on the transaction who were blacked out you know, subject to the announcement. Yesterday, you know, Bill and our legal department will continue to provide the company-wide notices when we’re in a blackout. So with the announcement, there’s nothing specific to this transaction now, you know, other than our normal blackout periods around earnings, which Bill will, you know, regularly shares. Financial independence, what we mean when Jackie and I, and others talk about that, with investors, that means that there’s not an expectation that we’ll need to go back to the public equity markets and do a follow-on equity offering.

You know, if you think about Agios and the last couple of three years, typical for companies at our stage of maturity, that is pre-profitability, there’s a need to kind of regularly sometimes as much as twice a year, go back and sell more shares in order to raise the capital that you need to continue to advance your programs. And one of the challenges when that happens is that investors who might be thinking about getting into the stock will say to themselves, I’ll just wait until the next equity offering, because those offerings are, you know, almost invariably done at discounts of, you know, as much as 5-10% to the current value of the shares.

And so you kind of get into this rather than the virtuous cycle of innovation, you get into the vicious cycle of regular capital raising. And so what we believe this deal does for us on the financial side, and it’s not just a financial transaction, but what it does is it gives us enough capital as we – including after returning the $1.2 billion through share repurchases to bridge us all the way to we expect will be cashflow positivity in the year 2025.

And that’s pretty significant because it means that we’ve looked at our forecast and we can fund the programs not only that we know we’re going to be doing for sure, like sickle cell and thalassemia next year, starting those registration enabling trials, but also, we’ve talked about our vision of 2025, where every year or two, we have a new IMB that we believe that we have enough to fund as long as we’re doing that thoughtfully. So that’s a pretty significant thing from an investor perspective, but I think it’s even more significant for us, you know, at Agios to know that we’re going to be a really financially secure and stable company to, you know, advance our science on the behalf of patients for the next several years.

Stacy Nobles: Jackie, I don’t know if you have anything to add to that. I know there were a lot of … No? Good. Alright, perfect. Melissa, we are getting a couple of questions about resources, how people were selected, especially when they were shared across both oncology and rare. Can you talk a little bit about that?

Melissa McLaughlin: Sure. Yeah. So for most people who will receive offers from Servier, they’re in positions with either all of their time focused on oncology or the majority of their time focused on oncology. There are people who play roles across the organization and are shared in nature, as you said. And there, we’ve looked at where they’ve spent the majority of their time, particularly this year and where they have the skillsets that will help the oncology program succeed with Servier. So those were all factored in. And as part of yesterday, in addition to our town halls, we also had group and one-to-one meetings, particularly where people are in shared roles to talk, not just about this process and this decision, but also what it means in terms of the work going forward into 2021. And as I said earlier, that doesn’t shift immediately that we expect people to continue to focus on the same priorities, and then as we progress in the year, we’ll start to talk about where we may have gaps related to the transition and start to fill those.

Agios of Tomorrow	Tuesday, 22nd December 2020

Stacy Nobles: Thank you. That actually leads into another question we’re seeing come up a little bit, which is with the Agios of tomorrow, the GDD portfolio, do you anticipate that there will be any redundancies there or that we will continue to build that program?

Melissa McLaughlin: So we do have a head count plan for next year, which has us building in critical areas from a capability standpoint. So we’ll continue to invest based on the priorities we have in front of us. And we don’t anticipate any changes in that regard.

Jackie Fouse: And I think you should when you see the pipeline and the number of opportunities coming along, the fact that we were building to support the pivotal programs for thalassemia and sickle cell, and we’ve got the pediatric programs for Mitapivat moving along, and then you see everything is coming out of Bruce’s area, RDS in the GDD space, this – we’re setting ourselves up for the really nice next wave of growth for Agios as well.

Stacy Nobles: Great. I think there are some questions here that are either for Bruce or Chris. I’m not sure. So I’m going to actually start with you, Jackie, and then you can hand it over. Some folks want to know if the IND filing plan changes now that we’re solely focusing on GDD, as opposed to all [inaudible] and oncology portfolio.

Jackie Fouse: No. So nothing in that. That’s also true for SNDAs and all the things that we have going on with our oncology portfolio, because we believe in all of those things, right? All of those things need to keep moving, keep moving, keep making progress. We want to continue to do great things with our oncology assets for patients. We want to keep all these programs moving. That’s why we’re keeping the team, that’s why Servier wants to keep the teams intact to move those programs forward. So all of that all of that stays the same. It’ll stay the same between now and closing of the deal, and it’s going to stay the same after that, through the transition plan and the transition to full Servier ownership, so.

Bruce Car: Okay. Just to add to that, Jackie, the next novel IND that we could bring forward would be the Mitapivat[?] program. It’s in a very favourable position right now with that even as quickly as we can. But we haven’t yet reached development editor[?]. You know, we may, we may under development edit it and present it around the middle of the year or a little bit before. So that would be too short of a time to actually be planning [inaudible] around that this year and in any case, but it’s full steam ahead with that program, which is the closest one.

Stacy Nobles: Thanks. Jackie, we’re getting a couple of questions about our international employees, our folks in the EU if you want to touch on that.

Jackie Fouse: Yeah. So thanks for that. So we are in a position with this, where we are keeping our medical affairs and regulatory capabilities in Europe, and we want those to continue to support our programs. And they will shift through the transition to the focus on genetically defined diseases. We have also made a very difficult decision to separate from the other people in that team. So the more commercially-focused people. Why did we do that? And when we started to build a team a year or so ago, we had ambitions around the M&A[?] that was unfortunately not moving forward in Europe as we found out this fall. At one point, we thought we might get ID for back from Bristol Cell Gene. And that didn’t happen in, so

Agios of Tomorrow	Tuesday, 22nd December 2020

now with the delay, that we have high hopes for PKD and our GDD indications outside of the US, at some point in time with the delay, frankly, it just doesn’t make sense from the standpoint of those people and what they are able to do every day and as well as just us for us to have that kind of sit in a little bit of limbo for the next a couple of years, until we get a PKD indication.

So that’s been a very difficult decision. I do want to thank that team for everything they’ve contributed so far between our early access, expanded access program there for TIBSOVO and reaching patients with our drug because the team really has helped us do that and it’s contributed a variety of other ways. Orlando has made great contributions to our leadership team just generally. So we – I’m glad that that question came up because I thought we had included somewhere and I just want to make sure that doesn’t get ignored. So we again are keeping the medical affairs and regulatory capabilities and look forward to that ongoing contribution. I just want to thank the European team that will no longer be with us after January, that for all your contributions to Agios during the short time that you were with us.

Stacy Nobles: Yeah. And we are actually running up to the hour. So I’m going to ask Jackie, I’m going to ask you one final question. I’m going to note again, as we always do, we are going to capture all of your questions. So even if we didn’t have a chance to answer them here, if we’re able to answer them, we’ll include them in the Q&A, and if we’re not able to answer them, we’ll figure out when and how we’re able to answer them. So, Jackie the last question that I’ll ask for the live Q&A is will it be a focus on business development to expand our portfolio?

Jackie Fouse: So in the first instance, I would say I wouldn’t use the word focus probably because when you look at the slides that we projected on both the Mitapivat pipeline and all of the clinical trials that we want to run and run them extremely well and invest behind them, as well as the emerging portfolio of potential coming out of RDS, we have a lot of things to prioritise and get behind. We can move very quickly potentially to do proof of concept work in some other hemolytic diseases that we’re not in today. We have two assets that we have that are in human trials right now through Mitapivat and 946. So our first priority is really going to be advancing as quickly as we can the programs that we have ongoing internally.

At the same time as we always have been, and Bruce can comment about this if he likes, but we will be, again, looking at emerging science and the genetically defined disease area, looking for potential complementarity for potential innovation, and we don’t want to miss anything in that regard. So we will continue to look for things from a business development standpoint, but I just want to emphasise that we really have tremendous opportunity with the science and assets that we have inside the company right now.

It is the case, it is the case that potentially as certain therapeutic area rationale emerges from that work that we might partner with somebody to address certain therapeutic categories if we don’t feel like they’re in our sweet spot and as we continue to generate clinical data and see what the profile of Mitapivat looks like in its potential for global expansion, we are going to continue to evaluate the best way to potentially to get our drugs to patients who need them in every part of the world. But we have some time to do that now with the oncology assets, going to Servier who have global infrastructure, they can run with those and we have some time to make decisions about how to best reach markets outside of the US with our genetically defined disease drugs with companies potentially that have those core capabilities, and we can take some time to make that decision in a thoughtful in a thoughtful way.

Agios of Tomorrow	Tuesday, 22nd December 2020

Bruce Car: Just to add to that very briefly, Jackie you know, we absolutely have a rich pipeline on a genetically defined diseases side. We don’t need to be looking with business development to find things to do. We have way too much to do. But that said it behooves us, you know, now as we have in the past and always will keep a finger on the pulse of what’s going on in the space, because when complementary mechanisms come up that are very early and so on, there may be an appropriate place for that within our portfolio. But certainly, we have a rich enough portfolio that we have enough to take care of. I think the difficulties, if we have any in the business development space, that Jackie alluded to will be our need to partner some of the very specialised science and types of clinical trials that we’ll likely have to execute in this space.

Stacy Nobles: Thank you, Bruce. And with that, we are going to close the live Q&A portion. Jackie, I’m going to turn over to you for any final closing remarks and we’ll move on to the functional town hall open office hours later this afternoon as well.

Jackie Fouse: Great. So I do want to thank everybody again. I thank you for your patience as we made our way through the communications cascade here. I also want to thank all of the people who are involved in this communications cascade. Stacy and every – and all of the HR business partners and Melissa and the leadership team and Polly and Jesse, and all the people who handle the external communications as well. It has been an absolute barrage of communicating over the last couple of days and we’ve done it extremely effectively. And so I can’t thank all of you enough. These people have worked 24 hours a day for a long time to make all of this work both logistically as well as the quality of the materials has been great.

So I understand how difficult the situation is. I understand that it has been a big shock. We want to continue to share as much information as we can with you to help you process it, understand it, impact for you personally, as well as just generally why we’re doing this, how we’re trying to do the right thing for patients, for you, ensure the long-term sustainability of our science and our ability to bring it to patients in the next wave of Agios as a company. And it’s hard, it’s hard. There’s not many situations that I can think about where I can find a good analogy for a company of our size undertaking a step like this, but I do remind myself, I know that it’s because we’ve been successful and we have great capabilities in both of these areas that we’re just trying to make sure with this step, that both of them are where they need to be to be able to reach their full potential for patients.

So, but it’s a lot. We’re doing our best to communicate. Keep the questions coming. We’re not shy about answering any of those, and I just thank you for your ongoing commitment to our patients, the work that you’re doing. It’s as important as it’s ever been, and that you’re going to continue to do. And I absolutely trust every single one of you to help us make this a successful transition as we go through it over the next few months and apologies again for the holiday timing. You just can’t control these things the way that you would always like to. So, I hope everybody has a terrific break and take some time to decompress and just let yourselves have your emotions, digest this and spend time with your friends and family, as you’re able to do that in the middle of the ongoing pandemic situation. So thank you again for everything. Back to you, Stacy.

Agios of Tomorrow	Tuesday, 22nd December 2020

Stacy Nobles: Thank you.

[END OF TRANSCRIPT]

Additional Information and Where to Find It

This communication relates to the proposed transaction involving the sale by Agios Pharmaceuticals, Inc. (“Agios”) of its oncology business to Servier Pharmaceuticals, LLC. In connection with the proposed transaction, Agios will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Agios’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that Agios may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF AGIOS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, at http://www.sec.gov, and Agios’s website, at www.agios.com. In addition, the documents (when available) may be obtained free of charge by accessing Agios’s website at www.agios.com under the heading “Investors” or, alternatively, directing a request to Holly Manning by email at holly.manning@agios.com or by calling 617-649-8600.

Participants in the Solicitation

Agios and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Agios common stock in respect of the proposed transaction. Information about the directors and executive officers of Agios is set forth in the proxy statement for Agios’s 2020 annual meeting of stockholders, which was filed with the SEC on April 16, 2020, and in other documents filed by Agios with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute forward-looking statements within the meaning of within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase and sale agreement; (ii) the failure of Agios to obtain stockholder approval for the proposed transaction or the failure to satisfy any of the other conditions to the completion of the proposed transaction; (iii) the effect of the announcement of the proposed transaction on the ability of Agios to retain and hire key personnel and maintain relationships with its customers, suppliers, advertisers, partners and others with whom it does business, or on its operating results and businesses generally; (iv) risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; (v) the ability to meet expectations regarding the timing and completion of the proposed transaction, including with respect to receipt of required regulatory approvals; (vi) the failure of Agios to receive milestone or royalty payments under the purchase and sale agreement and the uncertainty of the timing of any receipt of any such payments; (vii) the uncertainty of the results and effectiveness of the use of proceeds from the proposed transaction; and (viii) other risks and uncertainties described in our reports and filings with the SEC, including the risks and uncertainties set forth in Item 1A under the heading Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the fiscal quarter ended on September 30, 2020 filed with the SEC on November 5, 2020 and other subsequent periodic reports we file with the SEC, which are available at www.sec.gov and Agios’s website at www.agios.com. While the list of factors presented here is considered representative, this list should not be considered to be a complete statement of all potential risks and uncertainties. Any forward-looking statements contained in this communication are made only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so other than as may be required by law.